Exhibit 5

                                                                February 6, 1997

Smithway Motor Xpress Corp.
2031 Quail Avenue
Fort Dodge, Iowa 50501

Ladies and Gentlemen:

         This opinion is rendered in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed by Smithway Motor Xpress Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933. The Registration Statement relates to the registration of 1,000,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), and an indeterminate number of participation interests which are to be offered under the Company's 401(k) Retirement Savings & Investment Plan (the "Plan"). It is my opinion that:

                 1. The Company is a validly organized and existing corporation under the laws of the State of Nevada.

                 2. All necessary corporate action has been duly taken to authorize the establishment of the Plan, the sale of Shares under the Plan, and the registration of the Shares (and participation interests) covered by the Registration Statement under the Securities Act of 1933.

                 3. Any Shares issued to and paid for by the Plan will be legally issued, fully paid and non-assessable shares of the Class A Common Stock of the Company.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.

                                 Very truly yours,
                                 /s/ Mark A. Scudder
                                 Mark A. Scudder